                                                                  Exhibit 11.1

                  MAUNA LOA MACADAMIA PARTNERS, L.P.
        COMPUTATION OF NET INCOME PER CLASS A UNIT (UNAUDITED)
                 (in thousands, except per unit data)


                                         THREE MONTHS                    SIX MONTHS
                                         ENDED JUNE 30,                ENDED JUNE 30,
                                   ----------------------         ---------------------
                                     1998            1997           1998           1997
                                   -------         ------         ------         ------
Net income (loss)                  $(1,227)        $   43         $ (558)        $  269

Class A Unitholders
  (ownership percentage)           x    99%        x   99%        x   99%        x   99%
                                   -------         ------         ------         ------

Net income (loss) allocable
  to Class A Unitholders           $(1,215)        $   42         $ (552)        $  266
                                   -------         ------         ------         ------
                                   -------         ------         ------         ------

Class A Units outstanding            7,500          7,500          7,500          7,500
                                   -------         ------         ------         ------
                                   -------         ------         ------         ------

Net income (loss)
  per Class A Unit                 $ (0.16)        $ 0.01         $(0.07)        $ 0.04
                                   -------         ------         ------         ------
                                   -------         ------         ------         ------


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